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                     June 11, 2020

       Seong Yeol Lee
       Chief Executive Officer
       Gryphon Resources, Inc.
       44709 Gwinnett Loop
       Novi, MI 48377

                                                        Re: Gryphon Resources,
Inc.
                                                            Preliminary
Information Statement on Schedule 14C
                                                            Filed April 17,
2020
                                                            File No. 000-53371

       Dear Mr. Lee:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Energy & Transportation
       cc:                                              Richard W. Jones